EXHIBIT 10

Changes to the Compensation Arrangements for Non-Employee Directors

of CDI Corp. Approved by the Board of Directors on June 11, 2007

The compensation package for non-employee members of the CDI Corp. Board of Directors has been amended effective as of July 18, 2007 as follows:

•	The following was added to the package: Directors will receive $100,000 in deferred stock per year. This deferred stock will have three-year cliff vesting.

•	The following was changed: The meeting fee for committee meetings is increased from $750 per meeting to $1,000 per meeting.

The remainder of the compensation package remains unchanged.